PARKER CHAPIN LLP
                                        The Chrysler Building
                                        405 Lexington Avenue, New York, NY 10174
                                        (212) 704-6000 Fax (212) 704-6288







                                                              February 18, 2000



ObjectSoft Corporation
Continental Plaza III
433 Hackensack Avenue
Hackensack, NJ  07601



Dear Sir:

         We have acted as counsel to ObjectSoft Corporation, a Delaware corporation (the "Company"), in connection with its filing of a registration statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an offering of an aggregate of 2,276,500 shares of common stock, par value $.0001 per share (the "Common Stock") of the Company.

         In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company's (i) Certificate of Incorporation, as amended, (ii) Amended and Restated By-laws and (iii) resolutions of the Company's board of directors. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

         Based upon and subject to the foregoing, we are of the opinion that:




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ObjectSoft Corporation
February 18, 2000
Page 2

                  (a) the shares of Common Stock issuable upon the conversion of the Series G Preferred Stock, upon issuance in accordance with the terms of the Company's Certificate of Designation of the Series G Preferred Stock, will be legally issued, fully paid and non-assessable; and

                  (b) the shares of Common Stock issuable upon the exercise of the warrants (the "Warrants") issued to the investors and the placement agent, pursuant to the Stock Subscription Agreement, dated as of December 30, 1999 among the Company and the investors referred to therein (the "Subscription Agreement), upon issuance and payment in accordance with the terms of the Subscription Agreement and the terms of the Warrants, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

                                                              Very truly yours,


                                                          /s/ PARKER CHAPIN LLP
                                                          ---------------------
                                                              PARKER CHAPIN LLP